Exhibit 99.1

Kroger and Albertsons Companies Announce Definitive Merger Agreement

Establishes National Footprint to Serve America with Fresh, Affordable Food for Everyone

Combines Two Companies with Shared Values to Unite Around Kroger’s Purpose to Feed the Human Spirit

Accelerates Kroger’s Go-to-Market Strategy and Positions Combined Company as a Premier Omnichannel Food Retailer, Delivering Quality, Value, Convenience and Choice for Customers

Continuing Track Record of Investments Across Lowering Prices, Enhancing the Customer Experience, and Increasing Associate Wages and Benefits

Strengthens Kroger’s Value Creation Model to Drive Profitability and Enhance Shareholder Returns

Albertsons Companies Shareholders Expected to Receive Total Consideration Valued at $34.10 Per Share

Kroger to Host Conference Call at 8:30 a.m. ET Today, October 14, 2022

CINCINNATI and BOISE, Idaho, Oct. 14, 2022/PRNewswire/ – Kroger (NYSE: KR) and Albertsons Companies, Inc. (NYSE: ACI) today announced that they have entered into a definitive agreement under which the companies will merge two complementary organizations with iconic brands and deep roots in their local communities to establish a national footprint and unite around Kroger’s Purpose to Feed the Human Spirit. Through a family of well-known and trusted supermarket banners, this combination will expand customer reach and improve proximity to deliver fresh and affordable food to approximately 85 million households with a premier omnichannel experience.

Under the terms of the merger agreement, which has been unanimously approved by the board of directors of each company, Kroger will acquire all of the outstanding shares of Albertsons Companies, Inc. (“Albertsons Cos.”) common and preferred stock (on an as converted basis) for an estimated total consideration of $34.10 per share, implying a total enterprise value of approximately $24.6 billion, including the assumption of approximately $4.7 billion of Albertsons Cos. net debt. Subject to the outcome of a store divestiture process, the cash component of the $34.10 per share consideration may be reduced by the per share value of a newly created standalone public company (“SpinCo”) that Albertsons Cos. is prepared to spin off at closing in conjunction with the regulatory clearance process described further in the Transaction Details below. As part of the transaction, Albertsons Cos. will pay a special cash dividend of up to $4 billion to its shareholders. The cash component of the $34.10 per share consideration will be reduced by the per share amount of the special cash dividend, which is expected to be approximately $6.85 per share. This cash dividend will be payable on November 7, 2022, to shareholders of record as of the close of business on October 24, 2022.

The purchase price represents a premium of approximately 32.8% to the unaffected closing price of Albertsons Cos. common stock on October 12, 2022, and 29.7% to the 30-day volume-weighted average price.

Together, Albertsons Cos. and Kroger currently employ more than 710,000 associates and operate a total of 4,996 stores, 66 distribution centers, 52 manufacturing plants, 3,972 pharmacies and 2,015 fuel centers. The combination creates a premier seamless ecosystem across 48 states and the District of Columbia, providing customers with a best-in-class shopping experience across both stores and digital channels. Both Kroger and Albertsons Cos. are anchored by shared values focused on ensuring associates, customers and communities thrive. The combined company will drive profitable growth and sustainable value for all stakeholders.

Kroger has a long track record of lowering prices, improving the customer experience and investing in its associates and communities. Consistent with prior transactions, Kroger plans to invest in lowering prices for customers and expects to reinvest approximately half a billion dollars of cost savings from synergies to reduce prices for customers. An incremental $1.3 billion will also be invested into Albertsons Cos. stores to enhance the customer experience. Kroger will also build on its recent investments in associate wages, training and benefits. Kroger has invested an incremental $1.2 billion in associate compensation and benefits since 2018. The combined company expects to invest $1 billion to continue raising associate wages and comprehensive benefits after close.

“We are bringing together two purpose-driven organizations to deliver superior value to customers, associates, communities and shareholders,” said Rodney McMullen, Kroger Chairman and Chief Executive Officer, who will continue serving as Chairman and CEO of the combined company. “Albertsons Cos. brings a complementary footprint and operates in several parts of the country with very few or no Kroger stores. This merger advances our commitment to build a more equitable and sustainable food system by expanding our footprint into new geographies to serve more of America with fresh and affordable food and accelerates our position as a more compelling alternative to larger and non-union competitors. As a combined entity, we will be better positioned to advance Kroger’s successful go-to-market strategy by providing an incredible seamless shopping experience, expanding Our Brands portfolio, and delivering personalized value and savings. We’ll also be able to further enhance technology and innovation, promote healthier lifestyles, extend our health care and pharmacy network and grow our alternative profit businesses. We believe this transaction will lead to faster and more profitable growth and generate greater returns for our shareholders.”

Mr. McMullen added, “This transaction is a testament to the passion and commitment of both Albertsons Cos. and Kroger associates. Supporting and investing in our associates is foundational to both of our organizations and will continue to be a critical pillar of our success. Kroger has a track record of successful integrations that combine the strengths of each company while maintaining and enhancing each organizations’ distinctive banners and storied histories. As a combined company, we will build on our similar values to create a culture that embraces diversity, equity and inclusion and fosters a best-in-class associate experience by enabling, supporting and empowering our associates to unlock their full potential. Importantly, the merger secures union jobs and we will continue to work with local unions across America to serve our communities. We look forward to bringing the Albertsons Cos. and Kroger families together to create new and exciting career opportunities for associates.”

“We have been on a transformational journey to evolve Albertsons Cos. into a modern and efficient omnichannel food and drug retailer focused on building deep and lasting relationships with our customers and communities. I am proud of what our 290,000 associates have accomplished, delivering top-tier performance while furthering our purpose to bring people together around the joys of food and to inspire well-being. Today’s announcement is a testament to their success,” said Vivek Sankaran, CEO of Albertsons Cos.

“At Albertsons Cos., we are guided by an ambition to create customers for life. Together with Kroger, our combined iconic banners will be able to provide customers with even more value and greater access to fresh food and essential pharmacy services. Given the similarities in the culture and values at Kroger and Albertsons Cos., I am confident that the combination will also have a positive impact on our associates and the communities we are proud to serve. We look forward to working together with Kroger to capture the compelling opportunities ahead.”

“Today’s announcement marks the successful outcome of the Board-led review of strategic alternatives Albertsons Cos. announced in February,” said Chan Galbato, Co-Chair of the Albertsons Cos. Board of Directors and Chief Executive Officer of Cerberus Operations. “This transaction with Kroger provides substantial value to shareholders and exciting opportunities for associates to be part of a combined organization with the ability to better support the lives and health of millions of Americans.”

Accelerates Kroger’s Go-to-Market Strategy

The transaction is expected to advance Kroger’s strategy of Leading with Fresh, Accelerating with Digital and will enable the combined company to build on Kroger’s go-to-market strategy that includes Fresh, Our Brands, Personalization and Seamless. Kroger looks forward to bringing the best of Albertsons Cos.’ own omnichannel capabilities to more customers to improve the shopping experience.

•

Enables Kroger to Serve America with Fresher Food, Faster. Together, Kroger and Albertsons Cos. will have an expanded network of stores and distribution centers, as well as a broader supplier base. Utilizing Kroger’s End-to-End Fresh initiative across a broader network will enable the combined company to optimize its supply chain to deliver the freshest products from field to table to more customers more quickly. By bringing together Kroger’s Fresh for Everyone strategy and Albertsons Cos.’ Customers for Life strategy, the combined company will expand its portfolio of fresh products, extend shelf lives and accelerate the penetration of its Fresh portfolio.

•

Creates Broader Selection of Our Brands Products to Offer Customers Higher Quality and Better Value. At a time when people are increasingly shopping for groceries and eating at home, Kroger and Albertsons Cos. will be better positioned to relieve the inflationary pressures facing shoppers with a combined portfolio of approximately 34,000 total private label products across premium, natural and organic, and opening price point brands. Kroger and Albertsons Cos. have strong track records of providing quality products at great value. The combined company’s innovation capabilities, increased manufacturing footprint and expanded national reach will drive improved quality and efficiency allowing its Our Brands portfolio to accelerate growth and profitability while remaining affordable and accessible to customers.

•

Offers Customers Best-in-Class Personalized Experience. The combined company will be able to generate stronger customer insights and offer improved tailor-made experiences. With a customer base of approximately 85 million households, the combined company will have one of the most comprehensive first-party data repositories in the food and retail space and will be able to use Kroger’s leading data science capabilities to develop an even more compelling retail loyalty program. The combined company will provide an unmatched customer experience by offering more relevant recommendations and promotions to save customers time and money. More customers will benefit from Kroger’s data analytics by receiving personalized recommendations for healthier alternatives to products customers love as part of Kroger’s Food as Medicine initiative.

•

Delivers an Enhanced Seamless Customer Experience Requiring Zero Compromise. The combined company will benefit from shared operational learnings across both large and small store formats, a more extensive and efficient distribution network of customer fulfillment facilities and capabilities, and an expanded pickup footprint. By bringing together Kroger and Albertsons Cos.’ technology, infrastructure, and digital and delivery service providers into a single seamless ecosystem, the combined company will be able to offer customers a more personalized and convenient omnichannel experience including in-store shopping, enhanced pickup capabilities, faster delivery times, and more capabilities to serve the customer anything, anytime, anywhere with zero compromise on quality, selection and affordability.

•

Powers Continued Progress Toward Shared ESG Initiatives. Both companies have ambitious sustainability programs and a range of initiatives focused on responsible corporate stewardship, including those focused on increasing workforce diversity and fighting food insecurity. By joining forces, the combined company will be better positioned to advance a comprehensive ESG strategy focused on Kroger and Albertsons Cos.’ shared mission to support the communities they serve and pursue a more sustainable future. The addition of Albertsons Cos.’ sustainability program and resources will accelerate progress on Kroger’s Zero Hunger | Zero Waste social and environmental impact plan to create a more equitable and sustainable food system.

Strengthens Kroger’s Value Creation Model To Deliver Enhanced Returns

•

Grows Core Business to Power Value Creation Flywheel. The addition of Albertsons Cos.’ portfolio expands Kroger’s core supermarket, fuel, and pharmacy businesses, bolstering the combined company’s ability to drive additional traffic into stores and digital channels. The increase in customer traffic and data will in turn power the combined company’s higher-growth, higher-margin alternative profit businesses to support continued reinvestment in the business. On a combined basis, the companies delivered approximately $210 billion in revenue, $3.3 billion in net earnings, and $11.6 billion of adjusted EBITDA in fiscal year 2021[1].

[1]

Based on combined results for each company’s most recent fiscal year, respectively. Pro forma results as presented in this press release represent the combined Kroger and Albertsons Cos. FY 2021 results and are not intended to represent pro forma financials under Section 11 of Regulation S-X under the Securities Exchange Act of 1934, as amended. See the Appendix for a reconciliation of historical non-GAAP measures.

•

Expands National Reach to Accelerate Alternative Profit Businesses Like Retail Media. The combined company will be able to reach an expanded national audience of approximately 85 million households nationwide, fueling growth in alternative profit businesses such as Retail Media, Kroger Personal Finance, and Customer Insights. With an expanded footprint and the addition of the recently launched Albertsons Cos. Media Collective, Kroger will enhance its services to media clients and provide more targeted, sophisticated solutions. The combined capabilities will accelerate the growth of Kroger’s higher-margin revenue streams by extending the portfolio of solutions and accelerating their respective growth.

•

Provides Significant Synergies to Reinvest in Customer and Associate Benefits. The combined company expects to achieve approximately $1 billion of annual run-rate synergies net of divestitures within the first four years of combined operations with approximately 50% being achieved within the first two years following close. The companies expect to achieve synergies largely through improved sourcing, optimization of manufacturing and distribution networks, and technology investment amplification opportunities.

•

Creates Path to Deliver Enhanced Total Shareholder Returns (TSR): The combination creates a more resilient business model, with a devoted customer base and strong cash flows, that during the first four years post close is expected to deliver TSR well above Kroger’s standalone TSR model of 8 – 11%. Kroger expects the transaction to be accretive to earnings in the first year following close, and double digit accretive to earnings by year four, excluding one-time costs. Consistent with its long-term commitment to returning cash to shareholders, Kroger intends to continue paying its quarterly dividend and expects to raise its dividend over time, subject to Board approval, while managing free cash flow to reduce leverage.

Transaction Details

In connection with obtaining the requisite regulatory clearance necessary to consummate the transaction, Kroger and Albertsons Cos. expect to make store divestitures. As described in the merger agreement and subject to the outcome of the divestiture process, Albertsons Cos. is prepared to establish an Albertsons Cos. subsidiary (SpinCo). SpinCo would be spun-off to Albertsons Cos. shareholders immediately prior to merger closing and operate as a standalone public company. Kroger and Albertsons Cos. have agreed to work together to determine which stores would comprise SpinCo, as well as the pro forma capitalization of SpinCo. The establishment of SpinCo, which is estimated to comprise between 100 and 375 stores, would create a new, agile competitor with quality stores, experienced management, operational flexibility, a strong balance sheet, and focused allocation of capital and resources to provide customers with continued value and quality service and associates with ongoing compelling career opportunities.

Kroger and Albertsons Cos. will provide additional detail regarding SpinCo prior to closing.

The per share cash purchase price payable to Albertsons Cos. shareholders in the merger would be reduced by an amount equal to (i) three times four-wall adjusted EBITDA for the stores contributed to SpinCo divided by the number of Albertsons Cos. common shares (including common shares issuable upon conversion of Albertsons Cos.’ preferred stock) outstanding as of the record date for the spin-off plus (ii) the per share amount of a special pre-closing cash dividend of up to $4 billion payable to Albertsons Cos. shareholders, which is expected to be approximately $6.85 per share. This cash dividend is expected to be payable on November 7, 2022, to shareholders of record as of the close of business on October 24, 2022.

Kroger has $17.4 billion of fully committed bridge financing in place from Citi and Wells Fargo. At closing, the Company plans to fund the transaction using a combination of cash on hand and proceeds from new debt financing. Kroger expects to continue to have a solid balance sheet supported by strong free cash flow of the combined business.

Kroger has engaged with the rating agencies and is strongly committed to an investment grade credit rating. Kroger has already paused its share repurchase program to prioritize de-leveraging following the merger to achieve its net leverage target of 2.5x EBITDA in the first 18 – 24 months post close.

Following the close of the transaction, Rodney McMullen will continue to serve as Chairman and Chief Executive Officer and Gary Millerchip will continue to serve as Chief Financial Officer of the combined company.

Timing and Approvals

Albertsons Cos. shareholders holding more than a majority of Albertsons Cos.’ common stock have either delivered a written consent or committed to delivering a written consent approving the transaction no later than October 18, 2022 and Albertsons Cos. shareholders holding more than a majority of Albertsons Cos.’ preferred stock have already approved the transaction. No further action by Albertsons Cos.’ shareholders will be needed or solicited in connection with the merger.

The transaction is expected to close in early 2024, subject to the receipt of required regulatory clearance and other customary closing conditions, including receipt of clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Kroger Conference Call

Kroger will host a conference call to discuss the transaction tomorrow, October 14, 2022 at 8:30 a.m. ET.

The conference call will broadcast online at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1:00 p.m. ET on October 14, 2022.

Associated presentation materials and an infographic regarding the transaction will be available on the investor relations section of each company’s website as well as a joint transaction website www.KrogerAlbertsons.com.

Advisors

Citi and Wells Fargo Securities, LLC are serving as financial advisors and Weil, Gotshal & Manges LLP and Arnold & Porter Kaye Scholer LLP are serving as legal counsel to Kroger.

Goldman Sachs & Co. LLC and Credit Suisse are serving as financial advisors and Jenner & Block LLP is serving as corporate legal counsel and White & Case LLP and Debevoise & Plimpton LLP are serving as antitrust legal counsel to Albertsons Cos.

About Kroger

At The Kroger Co. (NYSE: KR), we are Fresh for Everyone™ and dedicated to our Purpose: To Feed the Human Spirit®. We are, across our family of companies, nearly half a million associates who serve over 11 million customers daily through a seamless shopping experience under a variety of banner names. We are committed to creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

About Albertsons Companies

Albertsons Companies is a leading food and drug retailer in the United States. As of June 18, 2022, Albertsons Companies operated 2,273 retail food and drug stores with 1,720 pharmacies, 402 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. Albertsons Companies operates stores across 34 states and the District of Columbia with 24 banners including Albertsons Safeway, Vons, Jewel-Osco, Shaw’s, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci’s Food Lovers Market. Albertsons Companies is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2021, along with the Albertsons Companies Foundation, the Company contributed nearly $200 million in food and financial support, including approximately $40 million through our Nourishing Neighbors Program to ensure those living in our communities have enough to eat.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of federal securities laws, including statements regarding the effects of the proposed transaction. These statements are based on the assumptions and beliefs of Kroger and Albertsons Companies management in light of the information currently available to them. Such statements are indicated by words or phrases such as “accelerate,” “create,” “committed,” “confident,” “continue,” “deliver,” “driving,” “expect,” “future,” “guidance,” “positioned,” “strategy,” “target,” “synergies,” “trends,” and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in each of Kroger’s and Albertsons Companies’ annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

the expected timing and likelihood of completion of the proposed transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory clearance of the proposed transaction; the impact and terms and conditions of any potential divestitures and/or the separation of SpinCo; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against the parties and others following announcement of the merger agreement and proposed transaction; the inability to consummate the proposed transaction due to the failure to satisfy other conditions to complete the proposed transaction; risks that the proposed transaction disrupts current plans and operations of Kroger and Albertsons Companies; the ability to identify and recognize the anticipated benefits of the proposed transaction, including anticipated TSR, revenue and EBITDA expectations and synergies; the amount of the costs, fees, expenses and charges related to the proposed transaction; and the ability of Kroger and Albertsons Companies to successfully integrate their businesses and related operations; the ability of Kroger to maintain an investment grade credit rating; risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction. The ability of Kroger and Albertsons Companies to achieve the goals for the proposed transaction may also be affected by their ability to manage the factors identified above.

The forward-looking statements by Kroger and Albertsons Companies included in this press release speak only as of the date the statements were made. Neither Kroger nor Albertsons Companies assumes the obligation to update the information contained herein unless required by applicable law. Please refer to the reports and filings of Kroger and Albertsons Companies with the Securities and Exchange Commission for a further discussion of the risks and uncertainties that affect them and their respective businesses.

This press release also includes certain forward-looking non-GAAP financial measures, which Kroger and Albertsons Companies management believe to be useful to investors and analysts. A reconciliation to historical non-GAAP figures is provided in the Appendix below. Kroger and Albertsons Companies are unable to provide a full reconciliation of the non-GAAP measures used in the forward-looking measures without unreasonable effort because it is not possible to predict with a reasonable degree of certainty the information necessary to calculate such measures on a GAAP basis because such information is dependent on future events that may be outside of Kroger’s and Albertsons Companies’ control. The unavailable information could have a significant impact on Kroger’s and Albertsons Companies’ GAAP financial results.

Additional Information About Albertsons Companies and Where to Find It

Albertsons Companies will prepare an information statement on Schedule 14C for its stockholders with respect to the approval of the transaction referenced herein. When completed, the information statement will be mailed to Albertsons Companies’ stockholders. You may obtain copies of all documents filed by Albertsons Companies with the SEC regarding this transaction, free of charge, at the SEC’s website, www.sec.gov or from Albertsons Companies’s website www.albertsonscompanies.com/investors.

Appendix: Pro Forma Adjusted EBITDA Reconciliations1

($ mm)	Kroger	Albertsons	Pro Forma
FY 2021 Sales	$137,888	$71,887	$209,775

($ mm)	Kroger	Albertsons	Pro Forma
FY 2021 Net Income	$1,655	$1,620	$3,275

($ mm)	Kroger	Albertsons	Pro Forma
FY 2021 Adjusted EBITDA	$7,185	$4,398	$11,583

Kroger ($ mm)	FY 2021
Net earnings attributable to The Kroger Co.	$1,655
LIFO charge (credit)	197
Depreciation and amortization	2,824
Interest expense	571
Income tax expense	385
Adjustment for pension plan withdrawal liabilities	449
Adjustment for company-sponsored pension plan settlement charges	87
Adjustment for loss (gain) on investments	821
Adjustment for Home Chef contingent consideration	66
Adjustment for transformation costs[2]	136
Other	(6)

Adjusted EBITDA	$7,185

Albertsons ($ mm)	FY 2021
Net Income	$1,620
(Gain) loss on interest rate and commodity hedges, net	(23)
Facility closures and transformation[3]	57
Acquisition and integration costs[4]	9
Equity-based compensation expense	101
Gain on property dispositions and impairment losses, net	(15)
LIFO expense	115
Government-mandated incremental COVID-19 pandemic related pay[5]	58
Amortization of debt discount and deferred financing costs	23
Loss on debt extinguishment	4
Amortization of intangible assets resulting from acquisitions	49
Combined Plan and UFCW National Fund withdrawal[6]	(106)

[1]

Pro forma results presented in this presentation represent the combined Kroger and Albertsons FY 2021 results and are not intended to represent pro forma financials under Section 11 of Regulation S-X under the Securities Exchange Act of 1934, as amended.

[2]

Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

[3]	Includes costs related to closures of operating facilities and third-party consulting fees related to strategic priorities and associated business transformation.
[4]

Related to conversion activities and related costs associated with integrating acquired businesses. Also includes expenses related to management fees paid in prior fiscal years in connection with acquisition and financing activities.

[5]	Represents incremental pay that is legislatively required in certain municipalities in which Albertsons operates.
[6]	Related to the Combined Plan during the fourth quarter of fiscal 2021.

Miscellaneous adjustments[1]	(63)
Tax impact of adjustments to Adjusted net income	(46)

Adjusted Net Income	$1,781
Tax impact of adjustments to Adjusted net income	46
Income tax expense	480
Amortization of debt discount and deferred financing costs	(23)
Interest expense, net	482
Amortization of intangible assets resulting from acquisitions	(49)
Depreciation and amortization	1,681

Adjusted EBITDA	$4,398

Contacts for Kroger

Media:

Erin Rolfes, (513) 762-1304

Steve Frankel / Tim Lynch / Mahmoud Siddig / Lucas Pers

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investors:

Rob Quast, (513) 762-4969

Contacts for Albertsons Companies

Media:

Daphne Avila, (208) 395-4722

media@albertsons.com

Jayne Rosefield / Dave Carlson / Matt Dowe / Kelley Fitzgibbons

Brunswick Group

(312) 800-8120

albertsons@brunswickgroup.com

Investors:

Melissa Plaisance, (925) 226-5115

investor-relations@albertsons.com

[1]

Miscellaneous adjustments include non-cash lease-related adjustments, lease and lease-related costs for surplus and closed stores, net realized and unrealized gain on non-operating investments, certain legal and regulatory accruals and settlements, net and other (primarily includes adjustments for pension settlement gain, unconsolidated equity investments and certain contract terminations).